Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, January 26, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations for 2004

SAN ANTONIO -- Jan. 26, 2005 -- The Exploration Company (Nasdaq:TXCO) today provided a year-end operations update on its 540,000-acre lease block in the Maverick Basin of Southwest Texas.

          Net oil and gas sales volumes for 2004 were an estimated 4.9 billion cubic feet equivalent (Bcfe), up 1.5 percent from sales of 4.8 Bcfe in 2003. Natural gas sales volumes were 41 percent higher than in 2003, more than offsetting a 29 percent decline in oil sales as a partner's restructuring delayed drilling in the Glen Rose porosity oil play for most of 2004. The Company's output mix at year end was 42 percent crude oil and 58 percent natural gas.

TXCO Yearly and Quarterly Sales Volumes*
	Annual 2004	Annual 2003	% chg.	4Q 2004	3Q 2004	% chg.	4Q 2003	% chg. 4Q04 / 4Q03
Natural Gas / MMcf	2,975	2,108	+41.1%	746	807	-7.6%	586	+27.3%
Oil / Bbls	321,368	454,043	-29.2%	92,617	81,602	+13.5%	106,092	-12.7%

Natural Gas Equivalents MMcfe	4,903	4,832	+1.5%	1,302	1,297	+0.4%	1,222	+6.5%
Oil Equivalents BOE	817,148	805,391	+1.5%	216,985	216,085	+0.4%	203,698	+6.5%
*Unaudited

          TXCO's field production exit rate at Dec. 31, 2004, was 11.7 million cubic feet of natural gas per day (MMcfd) and 1,285 barrels of oil per day (BOPD), a combined 19.4 million cubic feet equivalent per day (MMcfed). TXCO's oil and gas sales volumes are less than reported field production rates due to various factors, including fuel, shrinkage, venting, and/or downtime related to pipeline curtailment, amine/processing plant capacity, weather, compression, or routine repairs and maintenance.

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          The Company drilled or participated in 69 wells last year, including 60 new wells and nine re-entries or recompletions, its second-largest annual drilling program on record. Of these, 50 wells were completed and 19 wells were in progress, including two that were drilling, at year end. TXCO participated in eight wells during fourth-quarter 2004 despite heavy rains in October and November that severely impaired field operations in addition to a hunting season drilling moratorium, which further impacted activities on several significant leases.

          "While we closed out 2004 with slightly higher sales volumes and growing production rates, the year was not without its challenges," said President and CEO James E. Sigmon. "We overcame numerous operating difficulties throughout the year, including a change in operator on a significant lease, limited rig availability, third-party pipeline constraints, limited amine plant capacity and, most of all, repeated severe weather conditions. Particularly in the spring and fall, heavy rains and severe flooding left extensive portions of our acreage block impassable for days at a time. We begin 2005 on a very positive note, with growing gas production rates and an ambitious CAPEX program that I expect to further increase our oil and gas reserves and revenue base."

Current drilling and operating highlights include:

Georgetown

          For 2004, TXCO spudded 25 new Georgetown wells and re-entered one well, in addition to three Georgetown completions originally targeting Glen Rose reefs. Net Georgetown field production exit rate at Dec. 31 stood at 5.7 MMcfd and 435 BOPD. Fourth-quarter gas production reflects temporarily curtailed volumes in part due to weather-related pipeline connection delays and limited amine plant capacity.

          Seventeen Georgetown wells were drilled on the southern portion of TXCO's acreage block in 2004. Of these, 10 have been placed on production, five are in progress or awaiting completion, one was drilling while one had a mechanical failure. On the northern portion of the Company's acreage block, eight Georgetown wells were drilled and one well re-entered during 2004. Four are producing and five are shut in pending further evaluation.

Glen Rose
For 2004, TXCO spudded 19 of 28 planned new Glen Rose wells plus three re-entries. Net Glen Rose field production exit rate at Dec. 31 was 390 BOPD and 5.5 MMcfd.

          The Company continued its successful horizontal Glen Rose shoal drilling program in 2004, drilling 10 successful gas wells in a row. In the Glen Rose porosity, TXCO participated in two new wells while three re-entries are in completion. The two successful wells, both drilled in the second half of 2004 using a new technique, continued to show good oil production rates together with stabilized water production levels, at year end. Both wells utilized a new technique developed by TXCO engineers in which the horizontal wellbore parallels fractures within the formation, minimizing water intrusion from a separate, lower zone. Drilling on the play will resume in early 2005 following expiration of an annual hunting season drilling moratorium. In the Glen Rose reef play, the Company spudded seven wells, resulting in two gas wells while three wells originally targeting Glen Rose reefs were successfully recompleted in the Georgetown. Two additional wells await further evaluation for completion in alternative formations.

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Other Plays

          The Company drilled 13 San Miguel oil wells in 2004, including 10 wells budgeted for its Pena Creek waterflood, plus one re-entry. Three wells were spudded on the Comanche lease to test a new area in the San Miguel formation. Net San Miguel field production exit rate at Dec. 31 was 314 BOPD and 33 thousand cubic feet per day.

          TXCO partner Blue Star Oil & Gas Ltd.'s option to drill a second Jurassic wildcat under their original agreement expires in February 2005. Blue Star continues to evaluate locations on TXCO's acreage block as well as its adjoining acreage.

          The Company's Maverick-Dimmit Pipeline Ltd. unit had sharply higher throughput for the year. The pipeline transported 7.16 million MMBtu of natural gas, a 36 percent increase from 5.27 million MMBtu in 2003. In late October, TXCO entered into an agreement effective on Sept. 1, 2004, to purchase a 6.1-mile portion of an existing, privately owned pipeline to serve the northwest portion of TXCO's Maverick Basin lease block. This purchase, and an associated five-year lease on an additional 1.7-mile segment of existing pipeline, expanded the Company's pipeline infrastructure to over 90 miles.

Earnings Announcement
TXCO currently plans to release its 2004 earnings statement prior to filing its Form 10-K with the Securities and Exchange Commission in March 2005.

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

          Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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